Exhibit 23.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Dick’s Sporting Goods, Inc.:

We have audited the consolidated financial statements of Dick’s Sporting Goods, Inc. and subsidiary as of January 31, 2004 and February 1, 2003 and for each of the three fiscal years in the period ended January 31, 2004, and have issued our report thereon dated March 10, 2004; such financial statements and report are included elsewhere in this Form 10-K. Our audits also included the financial statement schedule of Dick’s Sporting Goods, Inc. and subsidiary, listed in Item 15. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 10, 2004